Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FISCAL 2018 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana — August 2, 2018. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income of $3.1 million, or $1.31 per diluted share, for the three months ended June 30, 2018 compared to net income of $2.4 million, or $1.04 per diluted share, for the three months ended June 30, 2017.

Beginning in April 2018, the Bank hired a management team, mortgage lending officers, underwriters and supporting staff that are seasoned and experienced in residential mortgage lending in order to enhance its proficiency in such loan originations and sales in the secondary-market. During the three months ended June 30, 2018 the Company recognized net expenses of $442,000, net of taxes, associated with the initial operations of this secondary-market residential mortgage lending division. Excluding these initial operating expenses, net of taxes, the Company would have reported net income of $3.5 million (non-GAAP measure)(1) and net income per diluted share of $1.49 (non-GAAP measure)(1) for the three months ended June 30, 2018. Subject to market conditions and other factors, the Company expects this division to be accretive during the quarter ending September 30, 2018.

Net interest income increased $2.0 million for the three months ended June 30, 2018 as compared to the same period in 2017. Interest income increased $2.5 million when comparing the two periods due to an increase in the average balance of interest-earning assets of $169.9 million, from $800.3 million for 2017 to $970.2 million for 2018, and an increase in the average tax-equivalent yield, from 4.54% for 2017 to 4.75% for 2018. Interest expense increased $567,000 due to an increase in the average balance of interest-bearing liabilities of $102.2 million, from $663.3 million for 2017 to $765.5 million for 2018, and an increase in the average cost of interest-bearing liabilities, from 0.68% for 2017 to 0.89% for 2018.

The Company recognized $266,000 in provision for loan losses for the three months ended June 30, 2018, due primarily to an increase of $11.6 million in the loan portfolio during the three-month period, as compared to $321,000 of provision for loan losses recognized on $15.6 million of loan growth for the same period in 2017. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $378,000, from $3.9 million at September 30, 2017 to $3.5 million at June 30, 2018. The Company recognized net charge-offs of $104,000 for the three months ended June 30, 2018 as compared to net charge-offs of $44,000 for the same period in 2017.

Noninterest income increased $1.1 million for the three months ended June 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in net gain on sales of loans guaranteed by the U.S. Small Business Administration (“SBA”), income on tax credit investment and other income of $620,000, $340,000 and $282,000, respectively. These increases were partially offset by a decrease in net gain on trading account securities of $232,000. The net gain on sales of loans guaranteed by the SBA was $1.6 million for the three months ended June 30, 2018 as compared to $938,000 for the same period in 2017. The increase in other income is primarily attributable to increased servicing income on SBA-guaranteed loans of $210,000. The net loss on trading account securities was $48,000 for the three months ended June 30, 2018 as compared to a net gain of $184,000 for the same period in 2017. The decrease in net gain (loss) on trading account securities is due to market volatility in the municipal bond sector during the periods. The Bank has ceased its trading account securities activity as of June 30, 2018.

Noninterest expense increased $1.8 million for the three months ended June 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in compensation and benefits, occupancy and equipment, and other operating expenses of $1.3 million, $195,000 and $237,000, respectively, which included the initial operating expenses of the secondary-market residential mortgage lending division, as provided in the table below.

	Compensation	Occupancy	Other
(In thousands)	& Benefits	& Equipment	Operating
Increase	$1,276	$195	$237
Less: Initial secondary-market residential mortgage division operating expenses	475	98	30
	$801	$97	$207

The increase in compensation and benefits expense is attributable to the addition of new employees to support the growth of the Company, including its SBA and secondary-market residential mortgage lending activities, compensation for the employees retained in the merger with The First National Bank of Odon (“FNBO”) on February 9, 2018, and normal salary and benefits adjustments. The increase in occupancy and equipment expense is primarily attributable to increases in repairs, maintenance and software licensing expenses.

The Company recognized income tax expense of $696,000 for the three months ended June 30, 2018, for an effective tax rate of 15.9%, as compared to income tax expense of $586,000, for an effective tax rate of 19.3%, for the same period in 2017. The decrease in the effective tax rate is due primarily to a reduction in the Company’s statutory federal income tax rate from 34.0% to 24.5% as a result of the Tax Cuts and Jobs Act enacted in December 2017, and net income attributable to noncontrolling interests of $571,000, which is pass-through income not subject to income tax at the entity level. The Company files federal income tax returns on a fiscal year basis and in accordance with Internal Revenue Code regulations, the Company’s federal income tax rate for the tax year ending September 30, 2018 is based on a blended rate of 24.5%.

Results of Operations for the Nine Months Ended June 30, 2018 and 2017

The Company reported net income of $8.2 million, or $3.44 per diluted share, for the nine months ended June 30, 2018 compared to net income of $7.0 million, or $2.98 per diluted share, for the nine months ended June 30, 2017.

During the nine months ended June 30, 2018, the Company recognized expenses related to the FNBO merger of $945,000, net of taxes. Excluding these merger-related expenses, the income tax benefit from the adjustment of deferred taxes as a result of the federal tax law change, and the initial operating expenses for the secondary-market residential mortgage lending division of $442,000, net of taxes, the Company would have reported net income of $9.4 million (non-GAAP measure)(1) and net income per diluted share of $3.98 (non-GAAP measure)(1) for the nine months ended June 30, 2018.

Net interest income increased $4.6 million for the nine months ended June 30, 2018 as compared to the same period in 2017. Interest income increased $5.9 million when comparing the two periods due to an increase in the average balance of interest-earning assets of $141.1 million, from $772.2 million for 2017 to $913.3 million for 2018, and an increase in the average tax-equivalent yield from 4.50% for 2017 to 4.63% for 2018. Interest expense increased $1.3 million due to an increase in the average balance of interest-bearing liabilities of $92.5 million, from $643.3 million for 2017 to $735.8 million for 2018, and an increase in the average cost of interest-bearing liabilities, from 0.66% for 2017 to 0.81% for 2018.

The Company recognized $1.1 million in provision for loan losses for the nine months ended June 30, 2018, due primarily to growth in the loan portfolio, as compared to $1.0 million of provision for loan losses recognized for the same period in 2017. The loan portfolio increased $73.9 million for the nine months ended June 30, 2018 (excluding loans acquired in the FNBO merger) as compared to an increase of $47.0 million for the same period in 2017. The Company recognized net charge-offs of $165,000 for the nine months ended June 30, 2018 as compared to net charge-offs of $129,000 for the same period in 2017.

Noninterest income increased $2.9 million for the nine months ended June 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in net gain on sales of loans guaranteed by the SBA, income on tax credit investment and other income of $1.8 million, $566,000 and $511,000. The net gain on sales of loans guaranteed by the SBA was $4.6 million for the nine months ended June 30, 2018 as compared to $2.7 million for the same period in 2017. The increase in other income is primarily attributable to increased servicing income on SBA-guaranteed loans of $515,000. The net gain on trading account securities was $43,000 for the nine months ended June 30, 2018 as compared to $113,000 for the same period in 2017.

Noninterest expense increased $5.0 million for the nine months ended June 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in compensation and benefits, data processing, occupancy and equipment, professional fees, and other operating expenses of $2.5 million, $948,000, $569,000, $317,000 and $535,000, respectively, which included FNBO merger-related expenses and initial operating expenses of the secondary-market residential mortgage lending division, as provided in the table below.

	Compensation	Data	Occupancy	Professional	Other
(In thousands)	& Benefits	Processing	& Equipment	Fees	Operating
Increase	$2,497	$948	$569	$317	$535
Less: Merger-related	83	839	72	217	43
Less: Initial secondary-market residential mortgage division operating expenses	475	-	98	58	30
	$1,939	$109	$399	$42	$462

The increase in compensation and benefits expense is attributable to the addition of new employees to support the growth of the Company, including its SBA and secondary-market residential mortgage lending activities, compensation for the retained FNBO employees, and normal salary and benefits adjustments. The increase in occupancy and equipment expense (excluding nonrecurring merger-related expense) is primarily attributable to increases in repairs, maintenance and software licensing expenses.

The Company recognized income tax expense of $1.7 million for the nine-months ended June 30, 2018, for an effective tax rate of 15.0% as compared to income tax expense of $1.7 million, for an effective tax rate of 19.4%, for the same period in 2017. The decrease in the effective tax rate is due primarily to a reduction in the Company’s statutory federal income tax rate from 34.0% to 24.5% as a result of the enacted Tax Cuts and Jobs Act, and net income attributable to noncontrolling interest of $1.2 million, which is pass-through income not subject to income tax at the entity level.

(1) Non-GAAP net income and net income per diluted share exclude certain nonrecurring items. A reconciliation to GAAP and discussion of the use of non-GAAP measures is included in the table at the end of this release.

Comparison of Financial Condition at June 30, 2018 and September 30, 2017

Total assets increased $144.2 million, from $891.1 million at September 30, 2017 to $1.04 billion at June 30, 2018. Net loans increased $107.4 million due primarily to continued growth in the commercial real estate and SBA loan portfolios, as well as loans acquired in the FNBO merger. Total deposits increased $165.4 million due primarily to deposit accounts assumed in the FNBO merger and included increases in noninterest-bearing deposit accounts $60.6 million and interest-bearing deposit accounts of $104.8 million, which included a $36.0 million increase in brokered certificates of deposit. Borrowings from the Federal Home Loan Bank decreased $28.1 million.

Common stockholders’ equity increased $4.5 million, from $93.1 million at September 30, 2017 to $97.6 million at June 30, 2018, due to retained net income of $6.5 million, partially offset by net unrealized losses of $2.5 million on the available for sale securities portfolio. At June 30, 2018, the Company and Bank were considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has sixteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
OPERATING DATA:	2018	2017	2018	2017
(In thousands, except share and per share data)

Total interest income	$11,206	$8,664	$30,778	$24,894
Total interest expense	1,699	1,132	4,495	3,186

Net interest income	9,507	7,532	26,283	21,708
Provision for loan losses	266	321	1,099	1,002

Net interest income after provision for loan losses	9,241	7,211	25,184	20,706

Total noninterest income	3,254	2,123	8,727	5,859
Total noninterest expense	8,122	6,305	22,863	17,911

Income before income taxes	4,373	3,029	11,048	8,654
Income tax expense	696	586	1,656	1,680

Net income	3,677	2,443	9,392	6,974

Less: Net income attributable to noncontrolling interest	571	-	1,234	-

Net income attributable to First Savings Financial Group, Inc.	$3,106	$2,443	$8,158	$6,974

Net income per share, basic	$1.37	$1.10	$3.62	$3.15
Weighted average shares outstanding, basic	2,274,951	2,225,189	2,251,387	2,217,033

Net income per share, diluted	$1.31	$1.04	$3.44	$2.98
Weighted average shares outstanding, diluted	2,378,839	2,351,739	2,369,710	2,340,688

Performance ratios (three- and nine-month data annualized):
Return on average assets	1.21%	1.14%	1.12%	1.12%
Return on average common stockholders' equity	13.02%	11.01%	11.44%	10.70%
Interest rate spread	3.86%	3.86%	3.82%	3.84%
Net interest margin	4.05%	3.97%	3.97%	3.95%
Efficiency ratio (1)	60.43%	65.30%	60.47%	64.44%

	June 30,	September 30,	Increase
FINANCIAL CONDITION DATA:	2018	2017	(Decrease)
(In thousands, except per share data)

Total assets	$1,035,346	$891,133	$144,213
Cash and cash equivalents	38,002	34,259	3,743
Investment securities	210,758	188,152	22,606
Loans held for sale	25,276	25,635	(359)
Gross loans	702,884	594,548	108,336
Allowance for loan losses	9,026	8,092	934
Interest earning assets	966,546	832,856	133,690
Goodwill	9,511	7,936	1,575
Core deposit intangibles	2,463	693	1,770
Noninterest-bearing deposits	156,827	96,283	60,544
Interest-bearing deposits	677,927	573,099	104,828
FHLB borrowings	90,000	118,065	(28,065)
Total liabilities	936,477	798,018	138,459
Stockholders' equity	97,640	93,115	4,525

Book value per share	$42.60	$41.52	$1.08
Tangible book value per share (1)	37.38	37.68	(0.30)

Non-performing assets:
Nonaccrual loans	$3,414	$3,823	$(409)
Accruing loans past due 90 days	124	93	31
Total non-performing loans	3,538	3,916	(378)
Foreclosed real estate	64	852	(788)
Troubled debt restructurings classified as performing loans	9,389	7,041	2,348
Other nonperforming assets	-	-	-
Total non-performing assets	$12,991	$11,809	$1,182

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.28%	1.36%	-0.08%
Allowance for loan losses as a percent of
nonperforming loans	255.12%	206.64%	48.48%
Nonperforming loans as a percent of total gross loans	0.50%	0.66%	-0.16%
Nonperforming assets as a percent of total assets	1.25%	1.33%	-0.07%

(1) See non-GAAP financial measures for additional information relating to calculation of this item

NON-GAAP FINANCIAL MEASURES:

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's performance. The Company believes the financial measures presented below are important because of their widespread use by investors as a means to evaluate capital adequacy and earnings. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Net Income	2018	2017	2018	2017
(In thousands)
Net income attributable to First Savings Financial Group, Inc. (Non-GAAP)	$3,548	$2,443	$9,423	$6,974
Less: Merger-related expenses, net of tax effect	-	-	(945)	-
Less: Secondary-market residential mortgage lending division
initial operating expenses, net of tax effect	(442)	-	(442)	-
Less: Effect of adjustment to deferred taxes due to tax law change	-	-	122	-
Net income attributable to First Savings Financial Group, Inc. (GAAP)	$3,106	$2,443	$8,158	$6,974

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Net Income per Share, Diluted	2018	2017	2018	2017

Net income per share, diluted (non-GAAP)	$1.49	$1.04	$3.98	$2.98
Less: Merger-related expenses, net of tax effect	-	-	(0.40)	-
Less: Secondary-market residential mortgage lending division
initial operating expenses, net of tax effect	(0.18)	-	(0.19)	-
Less: Effect of adjustment to deferred taxes due to tax law change	-	-	0.05	-
Net income per share, diluted (GAAP)	$1.31	$1.04	$3.44	$2.98

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Efficiency Ratio	2018	2017	2018	2017
(In thousands)
Noninterest expense (GAAP)	$8,122	$6,305	$22,863	$17,911

Net interest income (GAAP)	9,507	7,532	26,283	21,708

Noninterest income (GAAP)	3,254	2,123	8,727	5,859

Efficiency ratio	63.65%	65.30%	65.30%	64.97%

Noninterest expense (GAAP)	$8,122	$6,305	$22,863	$17,911
Less: Merger-related expenses	-	-	(1,281)	-
Less: Secondary-market residential mortgage lending division
net initial operating expenses	(616)	-	(616)	-
Noninterest expense (Non-GAAP)	7,506	6,305	20,966	17,911

Net interest income (GAAP)	9,507	7,532	26,283	21,708

Noninterest income (GAAP)	3,254	2,123	8,727	5,859
Less: Income (loss) on tax credit investment	(340)	-	(340)	226
Noninterest income (Non-GAAP)	$2,914	$2,123	$8,387	$6,085

Efficiency ratio (as adjusted)	60.43%	65.30%	60.47%	64.44%

	June 30,	September 30,
Tangible Book Value Per Share:	2018	2017
(In thousands, except share and per share data)

Stockholders' equity (GAAP)	$97,640	$93,115
Less: goodwill and core deposit intangibles	(11,974)	(8,629)
Tangible equity (Non-GAAP)	85,666	84,486

Shares outstanding	2,292,021	2,242,454

Tangible book value per share (Non-GAAP)	$37.38	$37.68

Book value per share (GAAP)	$42.60	$41.52